UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2017

EVIO, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-12350	47-1890509
(Commission File No.)	(IRS Employer Identification No.)

62930 O.B. Riley Rd #300 Bend, OR	97703
(Address of principal executive offices)	(zip code)

541-633-4568

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure.

The Company has received questions and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q1. What is the status of the lab in Eastern Oregon?

A. The lab located in La Grande, Oregon, which is four hour drive away from both our existing Portland and Bend locations, will serve as our regional spoke serving both industrial hemp and cannabis clients in Eastern Oregon.

Q2. What stock and/or cash issued in conjunction with the opening of the laboratory.

A. This facility was an organic expansion of our business operations in Oregon. The location itself was the prior home of Eastern Oregon Analytical, a non-licensed medical cannabis testing facility. Other than a monthly rental agreement of $700 per month; no stock, cash or other debenture was issued as part of this expansion.

Q3. What are the hours of the facility.

A. The Eastern Oregon laboratory is being managed by our client services team out of our Bend location. The facility is currently open on an appointment only basis, and will be staffed on a more permanent basis during the harvest seasons.

Q4. When will the Florida Laboratory be open?

A. Our Florida licensee is fully staffed, has completed facility build-out, and is in the process of installing and configuring equipment. The EVIO team will be spending the next month training Florida laboratory personnel on our accredited methods. Upon completion, of training, we anticipate the laboratory will receive its provisional testing license from the State of Florida during the Fourth Quarter of 2017.

Q5. How has the Massachusetts lab been performing since the acquisition?

A. EVIO Labs Massachusetts (formerly known as Viridis Analytics) is continuing to see its demand for testing services increase. Since the acquisition, demand for our services has continued to increase. There are currently 15 licensed Registered Marijuana Dispensaries operating in Massachusetts up from the 11 when we acquired Viridis. The number of pending licensees has increased from 101 to over 220 according to the Massachusetts Department of Health. Recreational marijuana will be available in the state commencing in July 2018. Many of our clients are already preparing for this forecasted increase in demand.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVIO, Inc.

Dated: November 7, 2017	By:	/s/ William Waldrop
	Name:	William Waldrop
	Title:	CEO

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